Exhibit 10.2
EXECUTION VERSION

SPONSOR AGREEMENT
Dated as of May 17, 2010
Among
SANDS CHINA LTD.,
As Sponsor
and
THE BANK OF NOVA SCOTIA,
As Administrative Agent
and
BANK OF CHINA LIMITED, MACAU BRANCH,
As Collateral Agent

CONTENTS

Clause	Page

Table of Contents

Page

ARTICLE I — DEFINITIONS AND INTERPRETATION	1

ARTICLE II — SUPPORT	8

ARTICLE III — REPRESENTATIONS AND WARRANTIES	19

ARTICLE IV — REMEDIES AND WAIVERS	20

ARTICLE V — LANGUAGE	20

ARTICLE VI — JURISDICTION; GOVERNING LAW	20

ARTICLE VII — MISCELLANEOUS	22

Schedule 2.03(a) — Existing Indebtedness
Schedule 2.03(c) — Existing Investments
Schedule 2.03(g) — Existing Transactions with Shareholders and Affiliates

Exhibit A — Form of Subordination Agreement

This SPONSOR AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 17, 2010 is entered into by and between Sands China Ltd. (“SCL ” or the “Sponsor”), The Bank of Nova Scotia (“Scotia Bank”), as administrative agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”) and Bank of China Limited, Macau Branch, as the collateral agent under the Collateral Agency Agreement referred to below (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, concurrently herewith, Venetian Orient Limited (the “Borrower”), each other Loan Party, the Administrative Agent, each of Goldman Sachs Lending Partners LLC, BNP Paribas, Hong Kong Branch, Citibank, N.A., Citigroup Global Markets Asia Limited, Citicorp Financial Services Limited, Citibank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch, Barclays Capital, the investment banking division of Barclays Bank PLC, Bank of China Limited, Macau Branch and Industrial and Commercial Bank of China (Macau) Limited, as global coordinators and bookrunners and, with the exception of Bank of China Limited, Macau Branch and Industrial and Commercial Bank of China (Macau) Limited, as co-syndication agents, each of Banco Nacional Ultramarino, S.A., DBS Bank Ltd. and Oversea-Chinese Banking Corporation Limited, as mandated lead arrangers and bookrunners, and each of the other agents and arrangers from time to time party thereto and the financial institutions from time to time party thereto (the “Lenders”) have entered into that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available the Credit Extensions and to enter into various agreements and arrangements associated therewith on and subject to the terms of the Credit Agreement, the Depository Agreement, the Collateral Agency Agreement and the other Loan Documents to which they are a party; and
WHEREAS, it is a condition to the Lenders making the Credit Extensions available and entering into such agreements and arrangements that SCL enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and agreements contained herein, it is hereby agreed as follows:
ARTICLE I — DEFINITIONS AND INTERPRETATION
Section 1.01 General Definitions.
In this Agreement, the following terms shall have the following meanings:
“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with IFRS, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.
“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income of the Sponsor and its subsidiaries, (b) Consolidated Interest Expense of the Sponsor and its subsidiaries, (c) capitalized interest and non-cash interest to the extent deducted in calculating Consolidated Net Income, (d) provision for federal, state, local and foreign income or complementary tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case, to the extent deducted in calculating Consolidated Net Income, (e) total depreciation expense of the Sponsor and its subsidiaries, to the extent deducted in calculating Consolidated Net Income, (f) total amortization expense of the Sponsor and its subsidiaries (including amortization of the land premium paid pursuant to the Land Concession Contract or any other land concession contract), to the extent deducted in calculating Consolidated Net Income, (g) total pre-opening and developmental expense of the Sponsor and its subsidiaries, to the extent deducted in calculating Consolidated Net Income consistent with the reported line item on the Company’s financial statements, (h) non-recurring charges and expenses taken in such period of the Sponsor and its subsidiaries, of up to $45,000,000 in any Fiscal Year, with up to $20,000,000 of unused amounts within such cap being usable in succeeding periods; provided that amounts added back pursuant to this clause (h) shall not exceed $65,000,000 in any Fiscal Year, (i) uncapitalized non-recurring expenses of the Sponsor and its subsidiaries of up to $15,000,000 in the aggregate in connection with any financing transactions, (j) total amortization of deferred gain and deferred rent incurred as a result of the sale of any retail mall space or apart hotels or condominiums, and (k) other non-cash items reducing Consolidated Net Income of the Sponsor and its subsidiaries, less other non-cash items increasing Consolidated Net Income of the Sponsor and its subsidiaries, all of the foregoing as determined on a consolidated basis for the Sponsor and its subsidiaries in conformity with IFRS; provided that, for purposes of determining Consolidated Adjusted EBITDA attributable to the operation of any “Project” or any similar term (as defined in any financing agreement for the Sponsor or any of its subsidiaries) prior to the first anniversary of the first Quarterly Date following the opening date of such Project, Consolidated Adjusted EBITDA shall be calculated on the basis of the three full Fiscal Quarters following such opening date, multiplied by 4/3.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with IFRS but excluding (x) capitalized interest paid at any time if not paid in cash and (y) payment-in-kind interest) of the Sponsor on a consolidated basis with respect to all outstanding Indebtedness of the Sponsor (other than non-cash interest on Permitted Subordinated Indebtedness and “Permitted Subordinated Indebtedness” (as defined in each of the VOL Credit Agreement and the VML Credit Agreement)), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortization of debt issuance costs and deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Sponsor and its subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person that is not a subsidiary of the Sponsor, except to the extent of the amount of dividends or other distributions actually paid to the Sponsor by such Person during such period (but net of any applicable taxes payable in connection therewith), (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Sponsor or any of its subsidiaries or that Person’s assets are acquired by the Sponsor or any of its subsidiaries, (c) any after-tax gains or losses attributable to (i) asset sales, (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness, (d) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (e) any net extraordinary gains or net extraordinary losses and (f) any costs, amortization or charges associated with any amendments, modifications or supplements to any agreement relating to Indebtedness (including any of the Loan Documents); provided, further, that no effect shall be given to any non-cash minority interest in any Loan Party for purposes of computing Consolidated Net Income.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Sponsor and its subsidiaries (but excluding any Permitted Subordinated Indebtedness held by the Parent or any of its subsidiaries, “Permitted Subordinated Indebtedness” as defined in the Credit Agreement and, to the extent constituting Indebtedness, the contractual payments required to be made from time to time to Macau SAR under the Land Concession Contract or any other land concession contract and Indebtedness associated with any guarantees of such payments), determined on a consolidated basis in accordance with IFRS.
“Credit Agreement” is defined in the preamble.
“Downstream JV” means any joint venture, partnership or other similar arrangement entered into by the Sponsor and one or more unrelated third parties or with any Affiliate that is a subsidiary of the Sponsor.
“Equity Interests” of any Person means shares of capital stock, ordinary shares or similar equity interests of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Sponsor ending on December 31 of each calendar year.
“Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time.
“Indemnitees” means the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and the Lenders and the officers, directors, employees, agents, sub-agents, trustees, advisors and affiliates of the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and the Lenders.
“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with IFRS, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the face amount of any letter of credit issued (1) for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings and (2) in favor of a beneficiary to provide assurance to such beneficiary that obligations of another Person constituting Indebtedness under any of clauses (a) to (e) above or clause (g) below will be paid or discharged, and (g) any obligation or arrangement of that Person to guarantee or intended to guarantee any Indebtedness of any other Person in any manner under any of clauses (a) to (f) above. Obligations under Hedging Agreements do not constitute Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with IFRS, or (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due, or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance, or (iv) Indebtedness which would otherwise arise from the capitalization of “payment-in-kind” interest that is capitalized (excluding any portion paid in cash (including by way of contemporaneous borrowings or set-off or netting against any such contemporaneous borrowings)) in accordance with the terms of the applicable debt instrument (and for the avoidance of doubt, the principal amount of any Indebtedness incurred (including by way of contemporaneous borrowings or set-off or netting against any such contemporaneous borrowings) to pay any such interest shall not be excluded from Indebtedness pursuant to this clause (iv)), or (v) any completion guaranties, keepwell agreements or any similar arrangements that are customary or “market standard” in project or construction financing, including fraud and environmental indemnities.

“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all returns of principal or equity thereon.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).
“Other Obligations” is defined in Section 2.03(a).
“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of any Person (a) for which no installment of principal matures earlier than six months after the Maturity Date, (b) which shall bear interest at market rates for similar Indebtedness prevailing at the time of the incurrence of such Permitted Subordinated Indebtedness as determined by the Sponsor in good faith and (c) that has been subordinated to Indebtedness under the Credit Agreement (including, without limitation, with respect to payments of principal and interest) by the lender thereof pursuant to a Subordination Agreement, as such Subordination Agreement may be modified or replaced at the request of such lender and the Sponsor; provided that, if either the Administrative Agent or Collateral Agent determines, acting reasonably, that the proposed terms of any modification or replacement of the Subordination Agreement are different in any material respect to the terms set forth in the Subordination Agreement, then the Requisite Lenders shall have approved such materially different terms of such modifications or replacement.
“Quarterly Date” means March 31, June 30, September 30 and December 31.

“Relevant Amount” is defined in Section 2.03(d)(2).
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity Securities of the Sponsor now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of equity Securities to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of the Sponsor now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity Securities of the Sponsor now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Sponsor Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Sponsor and its subsidiaries, taken as a whole, or (b) the material impairment of the ability of the Sponsor to observe or perform, or of the Administrative Agent or the Lenders to enforce, the obligations under this Agreement or any other Loan Document to which the Sponsor is a party.
“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit A hereto, as such exhibit shall be agreed between the Arrangers, the Collateral Agent and the Sponsor no less than five (5) Business Days prior to the Initial Borrowing Date, as evidenced by an instrument executed by the Administrative Agent and the Sponsor and attaching the agreed form of such exhibit.
“Upstream Affiliate” means (a) the Parent or (b) any direct or indirect subsidiary of the Parent that is not also a subsidiary of the Sponsor.
“Upstream JV” means any joint venture, partnership or other similar arrangement established by the Sponsor or any of its subsidiaries, on the one hand, and any one or more Upstream Affiliates and/or joint ventures established by any Upstream Affiliate, on the other hand.
“VCL” means Venetian Cotai Limited, a Macau corporation.
“VML” means Venetian Macau Limited, a Macau corporation.
“VML Finance” means VML US Finance LLC, a Delaware limited liability company.

“VML Credit Agreement” means that certain Credit Agreement dated as of May 25, 2006 among VML US Finance LLC, as Borrower, Venetian Macau Limited, as the Company, each other Loan Party, the Administrative Agent, Banco Nacional Ultramarino, S.A. and Sumitomo Mitsui Banking Corporation as co-documentation agents, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets, Inc. or their respective affiliates, collectively, as co-syndication agents, joint lead arrangers and joint bookrunners, and each of the other agents and arrangers from time to time party thereto and the financial institutions from time to time party thereto, as amended, amended and restated, supplemented, or otherwise modified from time to time.
“VML Group” means VML, VML Finance and each subsidiary of VML.
“VOL Group” means the Borrower and each subsidiary of the Borrower.
Section 1.02 Definitions
As used in this Agreement (including in the recitals hereto), unless otherwise defined herein, all terms defined in the Credit Agreement shall be used herein as therein defined.
Section 1.03 Terms Generally; Successors
(a) The definitions referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.
(b) In this Agreement, any reference to “the Sponsor,” “SCL,”, “the Company,” “the Borrower,” “the Administrative Agent,” “the Collateral Agent,” “any Secured Party” or “any Lender” shall be construed to include its permitted assigns or successors in title or interest or any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such party or to whom under such laws the same have been transferred as permitted under the Credit Agreement.
Section 1.04 Accounting Terms; Utilization of IFRS for Purposes of Calculations Under Agreement.
Except as otherwise expressly provided in this Agreement (including the last sentence of this Section 1.04), all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with IFRS. Financial statements and other information required to be delivered by the Sponsor to the Administrative Agent pursuant to clause (a) of Section 2.02 shall be prepared in accordance with IFRS as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 2.02(a)(3). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 2.02, except that where material changes to the application of IFRS have occurred after the Closing Date, IFRS as in effect as of the Closing Date will be applied.

Section 1.05 Exchange Rates.
When calculating capacity for the incurrence of additional Indebtedness, Investments and other basket amounts by the Sponsor or any of its subsidiaries under Section 2.03 the Dollar Equivalent, as of the date of calculation, of any amount not denominated in Dollars shall be used for purposes of such calculation.
ARTICLE II — SUPPORT
Section 2.01 Obligations of the Sponsor
Subject to the terms and conditions hereof, the Sponsor agrees with the Secured Parties as follows:
(a) the Sponsor will cause the Company to comply with all of the Company’s material obligations or requirements under the Gaming Sub-Concession Contract and the Gaming Contract that the Company is required to meet;
(b) the Sponsor will not take any action (and will cause the Company not to take any action) inconsistent with any material terms of the Gaming Sub-Concession Contract or the Gaming Contract;
(c) the Sponsor will promptly notify the Arrangers, the Administrative Agent and the Collateral Agent of any circumstance which could reasonably be expected to cause the failure by the Company to maintain proper qualifications, or cause a default under, the Gaming Sub-Concession Contract or the Gaming Contract;
(d) the Sponsor will not (and will cause the Company not to) unless required by laws of Macau SAR amend, modify, restate or otherwise alter any Usufruct Agreement in respect of the minority shareholders in the Company in effect on the date hereof; provided that a Usufruct Agreement may be amended without violation of this clause (d) (i) to reflect an increase or decrease in the amount of equity owned by a minority shareholder, or a change in minority shareholder, or to reflect any similar change in the ownership of the Company’s shares or (ii) if such amendment, modification or restatement would not adversely affect the Lenders; provided further that a Usufruct Agreement may be terminated without violation of this clause (d) in the event that the amount of equity owned by all minority shareholders in the Company has been decreased to zero; and

(e) the Sponsor will not (and will cause each of its subsidiaries other than the Loan Parties not to) transfer, sell, hypothecate, pledge, grant security in, or otherwise dispose of any Equity Interest (including, without limitation, any voting or other shareholder rights) owned by any of them in violation of the Gaming Sub-Concession Contract, the Gaming Contract or any Land Concession Contract; provided that if the government of Macau SAR deems a transfer has been made in such violation and delivers a notice to that effect that provides for a cure period in which to correct such violative transfer, no default shall be deemed to have occurred pursuant to this clause (e) unless and until such cure period expires without the cure of such violative transfer by the Sponsor or the relevant subsidiary;
it being understood that the failure of the Sponsor to perform such obligations set forth in clauses (a), (b), (c) or (e) of this Section 2.01 shall not constitute a default hereunder unless such failure is not cured within 30 days.
Section 2.02 Affirmative Covenants of the Sponsor
The Sponsor covenants and agrees that, at all times prior to the Termination Date, it shall perform all covenants set forth in this Section 2.02.
(a) Financial Statements and Other Reports. The Sponsor will deliver to the Administrative Agent (which will promptly deliver to the Lenders):
(1) Year-End Financials. In the event that the Sponsor (i) is not listed on the Hong Kong Stock Exchange or (ii) fails to make the filings required by the Hong Kong Listing Rules in respect of the following financial information in accordance with the time period specified for such filings, as soon as available and in any event within 120 days after the end of each Fiscal Year:
(I) the consolidated balance sheets of the Sponsor and its subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, changes in equity and cash flows of the Sponsor and its subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, certified by the Chief Financial Officer or Senior Vice President-Finance of the Sponsor, on behalf of the Sponsor, that they fairly present, in all material respects, the financial condition of the Sponsor and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and which include supplemental consolidating information relating to the Sponsor and its subsidiaries on which the Sponsor’s independent certified public accountants will make the report described in clause (III) below;
(II) a narrative report describing the operations of the Sponsor and its subsidiaries in a form reasonably satisfactory to the Administrative Agent; and

(III) in the case of such consolidated financial statements specified in clause (I) above, a report thereon of PriceWaterhouseCoopers or other independent certified public accountants of recognized international standing selected by the Sponsor and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Sponsor and its subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with IFRS (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with International Standards on Auditing. In addition, with regard to the supplemental consolidating information, such report will state that such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole;
(2) Compliance Certificate: to the extent required to demonstrate compliance with the covenants under Sections 2.03(a) and (d), within 45 days after the end of each Fiscal Quarter, a certificate executed by an officer of the Sponsor indicating that the Sponsor has complied with such covenants, including details which support the calculations set forth in such certificate;
(3) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in clause (1) or the certificate referred to in clause (2), the consolidated financial statements or the certificate delivered pursuant to clause (a)(1) or (2) of this Section 2.02 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to clause (a)(1) had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or the certificate pursuant to clause (2) of this Section 2.02(a) following such change, consolidated financial statements of the Sponsor and its subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements for the Sponsor and its subsidiaries pursuant to clauses (1) or (2) of this Section 2.02(a) following such change, a written statement of the chief accounting officer or chief financial officer of the Sponsor setting forth the differences which would have resulted if such financial statements or certificate had been prepared without giving effect to such change;
(4) Notices to Other Creditors: promptly upon their becoming available, copies of all notices issued generally by the Sponsor to creditors of the Sponsor; and

(5) Litigation or Other Proceedings: promptly upon any officer of the Sponsor or any of it subsidiaries obtaining knowledge of (X) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Sponsor or any subsidiary, or any property of the Sponsor or any subsidiary (collectively, “Proceedings”) not previously disclosed in writing by the Sponsor to the Administrative Agent or (Y) any material development in any Proceeding that, in any case:
(I) has a reasonable possibility of giving rise to a Sponsor Material Adverse Effect; provided that the Sponsor shall only be required to provide any such information in the event that the Sponsor (i) is not listed on the Hong Kong Stock Exchange or (ii) fails to make the filings required by the Hong Kong Listing Rules in accordance with the time periods specified for such filings; or
(II) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or under any other Loan Document to which the Sponsor is a party;
written notice thereof together with such other information as may be reasonably available to the Sponsor and its subsidiaries to enable the Lenders and their counsel to evaluate such matters; and
(6) Other Information: subject to any applicable confidentiality obligations, with reasonable promptness, such other information and data with respect to the Sponsor as from time to time may be reasonably requested by any Lender.
(b) Corporate Existence, etc. The Sponsor will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Sponsor Material Adverse Effect.
(c) Payment of Taxes and Claims.
(1) Except to the extent failure to do so would not have a Sponsor Material Adverse Effect, the Sponsor will pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with IFRS shall have been made therefore.

(d) Compliance with Laws, etc.; Permits.
(1) The Sponsor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Instrumentality (including all Environmental Laws, and any money laundering laws or regulations), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Sponsor Material Adverse Effect.
(2) The Sponsor shall from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Sponsor Material Adverse Effect.
(e) Equity Injection. The Sponsor shall ensure, at all times until the Project Final Completion Date, that the Costs to Equity Ratio shall be less than or equal to 2.0:1.0.
(f) Completion Undertaking. The Sponsor shall ensure compliance by the Borrower with its obligations pursuant to subsection 6.15 of the Credit Agreement to cause the Substantial Operations Date to occur on or before December 31, 2012, as such date may be extended as a result of the occurrence of an Event of Force Majeure pursuant to subsection 7.19(B) of the Credit Agreement, and, to the extent necessary to ensure such compliance by the Borrower, the Sponsor shall (1) contribute (or cause to be contributed) Equity and/or provide (or cause to be provided) Shareholder Subordinated Indebtedness to cover Project Costs, regardless of whether such Project Costs fall due for payment before or after the Completion Date for either Phase and (2) fund all cost overruns, funding and interest shortfalls in relation to the Project, by way of contributing (or cause to be contributed) Equity and/or providing (or cause to be provided) Shareholder Subordinated Indebtedness to the Borrower, regardless of whether such cost overruns, funding and interest shortfalls fall due for payment before or after the Completion Date for either Phase.
Section 2.03 Negative Covenants of the Sponsor
Subject to Section 2.05, the Sponsor covenants and agrees that, at all times prior to the Termination Date, it shall perform all covenants set forth in this Section 2.03.
(a) Indebtedness. The Sponsor shall not create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or incur any reimbursement obligation in respect of (x) performance bonds, standby letters of credit or bankers’ acceptances, or letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, or surety and similar bonds (all such obligations in this clause (x), “Other Obligations”), or (y) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal, except:
(1) any Indebtedness if, after giving pro forma effect to such Indebtedness, the Consolidated Leverage Ratio of the Sponsor shall be less than or equal to 4.50:1.0;
(2) to the extent incurrence does not result in the incurrence by the Sponsor of any obligation for the payment of borrowed money of others, Indebtedness incurred in respect of (a) Other Obligations, and (b) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding; provided that such Indebtedness described in clause (a) was incurred in the ordinary course of business of the Sponsor and its subsidiaries and all such Indebtedness pursuant to this clause (2) does not exceed in an aggregate principal amount outstanding under this clause at any one time $300,000,000;

(3) Permitted Subordinated Indebtedness;
(4) Indebtedness owed to any subsidiary of the Sponsor;
(5) Indebtedness under this Agreement and the other Loan Documents to which the Sponsor is a party; and
(6) Indebtedness existing on the Closing Date and set forth on Schedule 2.03(a).
(b) Liens. The Sponsor shall not create, incur, assume or permit to exist any Lien on or with respect to Equity Interests owned directly by the Sponsor, except that the Sponsor may enter into usufruct agreements and any other similar agreements necessary to comply with any Legal Requirements;
(c) Investments; Joint Ventures. The Sponsor shall not make or own any Investment in any Person, except:
(1) Investments in its direct or indirect subsidiaries and Downstream JVs;
(2) Investments in Upstream JVs in an aggregate amount not to exceed $250,000,000 so long as the proceeds thereof are applied by such Upstream JV to fund its operating expenses or capital expenditures or to make Investments (other than any loan to, or repayment of any loan from, an Upstream Affiliate, or to purchase Securities in an Upstream Affiliate from another Upstream Affiliate);
(3) Investments in cash and cash equivalents;
(4) Investments existing on the Closing Date and set forth on Schedule 2.03(c);
(5) any Investments made as a result of the receipt of non-cash consideration from an asset sale not prohibited by this Agreement;
(6) Investments consisting of Securities received in settlement of debt created in the ordinary course of business or in satisfaction of judgments;
(7) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(8) loans or advances to employees or directors or former employees or directors of the Sponsor or any of its subsidiaries in an amount not to exceed $5,000,000 in the aggregate outstanding at any time;

(9) any Investments made in lieu of a Restricted Payment permitted by Section 2.03(d) below at the time such Investment is made; and
(10) the Sponsor may make or own any Investment in any Person (other than an Investment in an Upstream Affiliate (but which Person, for the avoidance of doubt, may be an Upstream JV so long as the proceeds of such Investment are applied by such Upstream JV to fund its operating expenses or capital expenditures or to make Investments other than (i) any loan to, or repayment of any loan from, an Upstream Affiliate, or (ii) to purchase Securities in an Upstream Affiliate or Upstream JV from another Upstream Affiliate or Upstream JV)), in an aggregate principal amount not to exceed $250,000,000 (provided that, (i) if the Consolidated Leverage Ratio of the Sponsor (after giving effect to such Investment) would be greater than 2.50:1.00 but less than or equal to 3.00:1.00, such limit shall be $750,000,000 and (ii) if both the Consolidated Leverage Ratio of the Sponsor (after giving effect to such Investment) and the Consolidated Leverage Ratio of the Borrower (as calculated pursuant to the Credit Agreement) are less than or equal to 2.50:1.00, then there shall be no limitation on the amount of such Investments made or owned by the Sponsor pursuant to this clause (10)).
(d) Restricted Payments. The Sponsor shall not declare, order, pay, make or set apart any sum for any Restricted Payment, except that, other than as provided in clause (4) below, so long as no Event of Default or Potential Event of Default has occurred and is continuing (or, in the case of a distribution or dividend to its shareholders, so long as no Event of Default or Potential Event of Default has occurred and is continuing at the time such dividend or distribution is publicly declared or announced by the Sponsor), the Sponsor may make the Restricted Payments referred to below (less, on a Dollar-for-Dollar basis, any Investments made pursuant to Section 2.03(c)(9) in lieu of such Restricted Payment):
(1) the Sponsor may make Restricted Payments (a) in an amount of up to $300,000,000 (less, on a Dollar-for-Dollar basis, any amount applied by the Sponsor as of the date of such Restricted Payment to redeem or repurchase any ordinary shares in the Sponsor pursuant to clause (4)(ii) below and not previously applied to reduce amounts otherwise available for Restricted Payments under this clause (1)) in the aggregate in any Fiscal Year if, after giving effect to such payment, the Consolidated Leverage Ratio is less than 4.25:1.0 but greater than 3.75:1.0, (b) in an amount up to $500,000,000 (less, on a Dollar-for-Dollar basis, any amount applied by the Sponsor as of the date of such Restricted Payment to redeem or repurchase any ordinary shares in the Sponsor pursuant to clause (4)(ii) below and not previously applied to reduce amounts otherwise available for Restricted Payments under this clause (1)) if, after giving effect to such payment, the Consolidated Leverage Ratio is less than or equal to 3.75:1.0 but greater than 3.25:1.0 and (c) in an unlimited amount if, after giving effect to such payment, the Consolidated Leverage Ratio is less than or equal to 3.25:1.0;

(2) in the event that (a) (i) VML or VCL or any of their respective subsidiaries sells, conveys, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or any portion of, or any Securities in any subsidiary of the Sponsor that directly or indirectly owns all or any portion of, the Four Seasons Macao Overall Project or the Venetian Macao Mall (in each case, as such terms are defined in the VML Credit Agreement) or (ii) the Borrower or any of its subsidiaries sells, conveys, transfers or otherwise disposes of, in one transaction or a series of related transactions, any complimentary accommodation apartment or condominium unit in Phase 3, or any Securities in any subsidiary that directly or indirectly owns, any complementary accommodation, apartment or condominium units in Phase 3 and (b) the Net Asset Sale Proceeds (as defined in the VML Credit Agreement or Credit Agreement, as applicable) arising from such transaction or any portion thereof (the “Relevant Amount”) are paid to the Sponsor as a Restricted Payment or otherwise, the Sponsor may make Restricted Payments in an aggregate amount not to exceed 50% of the Relevant Amount, provided that on or prior to the Sponsor making any such Restricted Payment, the Sponsor shall cause the Borrower to prepay, in accordance with subsection 2.4B(i) of the Credit Agreement, outstanding Loans in an aggregate principal amount, together with accrued interest on the principal amount of such Loans to be so prepaid, at least equal to 15% of the Relevant Amount; provided, further, that if the amount of such Restricted Payment made by the Sponsor is less than 50% of the Relevant Amount, the corresponding prepayment required under this clause (2) shall be reduced on a pro rata basis;
(3) the Sponsor may make Restricted Payments in an aggregate amount not to exceed 50% of the proceeds (net of all direct costs relating to such transaction, including legal, accounting and investment banking fees, expenses and costs and all taxes, in each case paid or payable by the Sponsor as result of such transaction) arising from any sale, issuance, transfer or other disposition of any Securities in the Sponsor;
(4) the Sponsor may redeem or repurchase any ordinary shares in the Sponsor (i) to the extent such redemption or repurchase is required by any Legal Requirement imposed by Macau SAR or any applicable gaming authority in order to preserve a Gaming License or (ii) for any other reason; provided that, the exception contained in the foregoing clause (i) shall apply regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing;
(5) the Sponsor may make scheduled payments of interest on Permitted Subordinated Indebtedness; and
(6) the Sponsor may make Restricted Payments with the proceeds of any equity sales or equity contributions received, directly or indirectly, from the Parent or any subsidiary of the Parent that is not also a subsidiary of the Sponsor.
(e) Restriction on Fundamental Changes.
(1) The Sponsor shall not alter the corporate, capital or legal structure (except with respect to changes in corporate, capital or legal structure to the extent a Change of Control does not occur as a result thereof) of the Sponsor, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), unless the Sponsor would be the surviving entity.

(2) The Sponsor will not merge or consolidate with any Person unless the Sponsor is the surviving entity.
(f) Restriction on Equity Interest Transfers. The Sponsor shall not sell, convey, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its Equity Interests in its subsidiaries, unless the same would not result in a Change of Control and could not reasonably be expected to have a Sponsor Material Adverse Effect; provided that, after giving effect to such sale or other disposition, the Sponsor shall, subject to applicable usufruct agreements and minority shareholder requirements in accordance with any Legal Requirements, (i) continue to directly own a majority of the Equity Interests of VML and VCL and (ii) cause VML and VCL to continue to directly own a majority of the Equity Interests of the Borrower.
(g) Transactions with Shareholders and Affiliates. The Sponsor shall not, and shall not permit any of its subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Sponsor that is not the Sponsor or a subsidiary of the Sponsor, except that the Sponsor and its subsidiaries may enter into and permit to exist:
(1) any transaction as and to the extent permitted under the Hong Kong Listing Rules;
(2) transactions that are on terms that are not less favorable to the Sponsor or any subsidiary of the Sponsor than those that might be obtained at the time from Persons who are not such an Affiliate;
(3) any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by the Sponsor or any of its subsidiaries with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors of the Sponsor or such subsidiary in its reasonable determination;
(4) licenses and other agreements with Downstream JVs and Upstream JVs;
(5) Investments permitted by Section 2.03(c), guaranties, Other Obligations permitted by Section 2.03(a) and Restricted Payments permitted by Section 2.03(d);
(6) license agreements with any Affiliate of the Sponsor;
(7) transactions permitted by subsection 2.03(e);
(8) any trademark license between SCL IP Holdings, LLC, the Parent and/or any of its subsidiaries and the transactions contemplated thereby;
(9) purchase of materials or services from a joint venture by the Sponsor in the ordinary course of business on arm’s length terms;

(10) shared services arrangements and/or agreements among the Sponsor and any of its Affiliates, so long as the liabilities and obligations of the Sponsor thereunder are on commercially reasonable terms;
(11) the Shared Services Agreement, as in effect on the Closing Date or as amended, supplemented or modified pursuant to subsection 7.13 or 7.17 of the Credit Agreement;
(12) transactions under or pursuant to the Project Documents and the Loan Documents;
(13) Shareholder Subordinated Indebtedness;
(14) issuances of Securities;
(15) transactions set forth on Schedule 2.03(g);
(16) the Deed of Non-Compete Undertaking between Sponsor and Las Vegas Sands Corp., dated November 8, 2009;
(17) usufruct agreements entered into as necessary to comply with any Legal Requirements and any other transactions contemplated thereby; and
(18) this Agreement and the Guaranty and the transactions contemplated thereby.
Notwithstanding the foregoing provisions of this Section 2.03(g), (a) the VOL Group may engage in transactions with shareholders and Affiliates in accordance with the terms of the Credit Agreement and (b) the VML Group may engage in transactions with shareholders and Affiliates in accordance with the terms of the VML Credit Agreement.
Section 2.04 Nature of Obligations
(a) The obligations of the Sponsor hereunder shall not be affected or impaired by:
(1) any invalidity or irregularity in whole or in part of any Loan Document or any Project Document;
(2) any waiver by the Secured Parties of the performance or observance by any Loan Party of any of the agreements, covenants, terms or conditions contained in any Loan Document or any Project Document;
(3) any indulgence in or the extension of the time for payment by any Loan Party of any amounts payable under or in connection with any Loan Document or any Project Document or of the time for performance by any Loan Party of any other obligations under or arising out of any Loan Document or any Project Document or the extension or renewal thereof;

(4) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of any Loan Party set forth in any Loan Document or any Project Document or the involuntary liquidation (or Macanese law equivalent), sale or other disposition of all or substantially all the assets of any Loan Party;
(5) receivership, insolvency, bankruptcy, reorganization, or other similar proceedings (whether in Macau SAR or otherwise) affecting any Loan Party, the Sponsor, any subsidiary of the Sponsor that is not a Loan Party, or any of their respective assets;
(6) the release or discharge of any Person from the performance or observance of agreement, covenant, term or condition contained in any Loan Document or any Project Document without the consent of the Secured Parties, or by operation of law; or
(7) the consolidation or merger of any Loan Party, the Sponsor, any subsidiary of the Sponsor that is not a Loan Party, or any other party to any Loan Document or Project Document into another Person.
Section 2.05 Partial Release of Certain Covenants.
(a) Subject to clause (b) below, at any time in which the following conditions are satisfied (collectively, the “Suspension Conditions”): (i) the aggregate amount of all unused Commitments and the principal amount of all outstanding Loans is less than $750,000,000 and (ii) the Consolidated Leverage Ratio of the Sponsor is less than 2.5:1.0 as of the last day of the then most recently ended Fiscal Quarter, then the covenants in Sections 2.03(c), (e)(1) and (g) shall be suspended; provided that, notwithstanding the foregoing, the Sponsor shall not, except as permitted by Section 2.03(c)(9), make any Investment in any Person that is an Upstream Affiliate (but which Person, for the avoidance of doubt, may be an Upstream JV so long as the proceeds of such Investment are applied by such Upstream JV to fund its operating expenses or capital expenditures or to make Investments other than (i) any loan to, or repayment of any loan from, an Upstream Affiliate, or (ii) to purchase Securities in an Upstream Affiliate or Upstream JV from another Upstream Affiliate or Upstream JV).
(b) If at any time both Suspension Conditions are no longer satisfied, then Sections 2.03(c), (e)(1) and (g) will be immediately reinstated until such time thereafter, if any, when the Suspension Conditions are again satisfied.

ARTICLE III — REPRESENTATIONS AND WARRANTIES
Section 3.01 Representations and Warranties
The Sponsor represents and warrants to each of the Secured Parties that as of the Closing Date and the date of each Credit Extension:
(a) Organization; Requisite Power and Authority; Qualification. It (a) is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, (b) has all requisite corporate power and authority to execute, deliver and perform all of its obligations under this Agreement and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Sponsor Material Adverse Effect;
(b) Due Authorization. It has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement;
(c) Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law;
(d) Governmental Consents. No registration or governmental authorization or action of any kind is or will be necessary for the valid execution, delivery or performance by it of this Agreement, except those as have been obtained and remain in full force and effect;
(e) No Conflict. The execution, delivery and performance by it of this Agreement do not and will not (a) violate (i) any provision of law or any governmental rule or regulation applicable to it, (ii) any of its organizational documents, or (iii) any order, judgment or decree of any court or other agency of government binding on it; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of it; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of it; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of it, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such violations, conflicts, breaches, defaults, approvals or consents the failure of which to obtain will not have a Sponsor Material Adverse Effect;
(f) No Material Adverse Change. Since December 31, 2009, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Sponsor Material Adverse Effect;
(g) No Defaults. No Event of Default will occur as a result of the execution and delivery of this Agreement and no event has occurred and is continuing that constitutes, or with the lapse of time or the giving of notice or both would constitute, a default hereunder;
(h) Adverse Proceedings, etc. There are no actions, proceedings or claims pending or, to its knowledge threatened, against the Sponsor that could reasonably be expected to have a material adverse effect on the Sponsor’s ability to perform its material obligations hereunder, or on the validity or enforceability hereof. Neither the Sponsor nor any of its subsidiaries is (a) in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Sponsor Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Sponsor Material Adverse Effect;

(i) Payment of Taxes. Except to the extent that failure to do so could not reasonably be expected to result in a Sponsor Material Adverse Effect, (a) all material tax returns and reports of the Sponsor required to be filed by it have been timely filed, and (b) all material Taxes due and payable have been paid when due and payable other than any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with IFRS have been provided on the books of the Sponsor.
(j) Solvency. It is Solvent.
ARTICLE IV — REMEDIES AND WAIVERS
The failure of the Sponsor to comply with its obligations hereunder (including Article II hereof) shall constitute a default hereunder, which shall give rise to the remedies available pursuant to the Credit Agreement and the other Loan Documents. No failure to exercise, nor any delay in exercising, on the part of any party hereto or any Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.
ARTICLE V — LANGUAGE
All documents to be furnished or communications to be given or made under this Agreement shall be in the English language, or if in another language, shall be accompanied by a translation into English, certified by the Sponsor, which translation shall be the governing version between the Lenders and the Sponsor.
ARTICLE VI — JURISDICTION; GOVERNING LAW
Section 6.01 Consent to Jurisdiction and Service of Process
ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE SPONSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE SPONSOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:
(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SPONSOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.18 OF THE CREDIT AGREEMENT OR ITS AGENT FOR SERVICE OF PROCESS SET FORTH IN SUBSECTION 4.1A(x) OF THE CREDIT AGREEMENT;
(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE SPONSOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V) AGREES THAT THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE SPONSOR IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI) AGREES THAT THE PROVISIONS OF THIS ARTICLE RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
Section 6.02 Governing Law
This Agreement and the rights and obligations of the parties hereunder shall be governed by the internal laws of the state of New York, (including Section 5-1401 without regard to conflicts of laws principles of the New York General Obligations Law).
Section 6.03 Waiver of Jury Rights
THE SPONSOR, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP AMONG THEM THAT IS BEING ESTABLISHED. EACH OF THE SPONSOR, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH SUCH PERSON FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

ARTICLE VII — MISCELLANEOUS
Section 7.01 Severability
The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
Section 7.02 Successors and Assigns
(a) This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Sponsor and shall bind and inure to the benefit of the Secured Parties and their successors and assigns.
(b) The Sponsor may not assign any of its obligations hereunder without the prior written consent of each of the Administrative Agent and Collateral Agent or in each case their respective successors or assigns.
Section 7.03 Amendments; Waivers.
No amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective without the written concurrence of each party hereto.
Section 7.04 Survival of Provisions, Etc.
All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and any extensions of credit thereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements, representations and warranties of the Sponsor set forth herein shall terminate upon the Termination Date.
Section 7.05 Headings Descriptive
The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
Section 7.06 Entire Agreement
This Agreement, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

Section 7.07 Process Agent
The Sponsor hereby irrevocably appoints Corporation Service Company (the “Process Agent”), with an office on the date hereof at 80 State Street, Albany, NY 12207-2543, as its agent to receive on its behalf and on behalf of its Properties, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Service upon the Process Agent shall be deemed to be personal service on the Sponsor and shall be legal and binding upon the Sponsor for all purposes notwithstanding any failure to mail copies of such legal process to the Sponsor, or any failure on the part of the Sponsor to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non judicial foreclosure of real property interests which are part of the Collateral. The Sponsor further agrees that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Sponsor based upon the assertion that the rate of interest charged by or under this Agreement or under the other Loan Documents is usurious. To the extent permitted by applicable law, the Sponsor further irrevocably agree to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Sponsor at the addresses referenced in Section 10.9 of the Credit Agreement, such service to be effective upon the date indicated on the postal receipt returned from the Sponsor.
Section 7.08 Waiver of Consequential Damages
To the extent permitted by applicable law, the Sponsor shall not assert, and the Sponsor hereby waives, any claim against each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Sponsor hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.09 No Fiduciary Duty
Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties or the Sponsor, their stockholders and/or their affiliates. The Sponsor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Sponsor, any Loan Party, its stockholders or its affiliates, on the other. The Sponsor acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Sponsor and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Sponsor, any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Sponsor, any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to the Sponsor, any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Sponsor, any Loan Party, its management, stockholders, creditors or any other Person. The Sponsor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Sponsor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Sponsor or any Loan Party, in connection with such transaction or the process leading thereto.
Section 7.10 Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Sponsor Agreement to be duly executed and delivered as of the day and year first written above.

SANDS CHINA LTD.
By:	/s/ Steven Craig Jacobs
	Name:	Steven Craig Jacobs
	Title:	President & Chief Executive Officer Executive Director

THE BANK OF NOVA SCOTIA, as Administrative Agent
By:	/s/ Annabella Guo
	Name:	Annabella Guo
	Title:	Director

BANK OF CHINA LIMITED, MACAU BRANCH, as Collateral Agent
By:	/s/ Wu Jian Feng
	Name:	Wu Jian Feng
	Title:	Deputy General Manager

Schedule 2.03(a)
Existing Indebtedness
None.

Schedule 2.03(c)
Existing Investments
None.

Schedule 2.03(g)
Existing Transactions with Shareholders and Affiliates
See Note 12 to the Sands China Ltd. Condensed Consolidated Financial Information for the three months ended March 31, 2010.